FORM 3

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

         Kubo         Anne         M.
         (Last)      (First)    (Middle)

         6106 Lillian Lane

         (Street)

         Traverse City     Michigan    49684
         (City)            (State)      (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)

                      4/20/01

3.  IRS or Social Security Number of Reporting Person (Voluntary)

                    Not Furnished

4.  Issuer Name and Ticker or Trading Symbol

                   Versus Technology, Inc. (VSTI)

5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [ ]  Director               [ ]  10% Owner

     [X]  Officer (give title    [ ]  Other (Specify below)
            below)


              Corporate Secretary
          ______________________________________________

6.  If Amendment, Date of Original (Month/Day/Year)

                     N/A

7.  Individual or Joint/Group Filing
    (Check applicable line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
5(b)(v)




              Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security        2. Amount of Securities    3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)                  Beneficially Owned         Direct (D) or        Beneficial
                               (Instr. 4)                 Indirect (I)         Ownership
                                                          (Instr. 5)           (Instr. 5)
___________________         _______________________    __________________   ______________________



Common Stock                5,000                            D















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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
     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                               3. Title and
              2. Date          Amount of Sec-
              Exercisable      curities Under-
              & Expiration     lying Derivative                      5. Owner-
              Date             Security                              ship Form
              (Mo./Day/Yr.)    (Instr. 4)                            of Deriv-
              _____________    __________________      4. Conv-      ative
                                           Amount      sion or       Security:     6. Nature of
1. Title of                                or          Exercise      Direct (D)    Indirect
Derivative    Date    Expir-               Number      Price of      or Indirect   Beneficial
Security      Exer-   ation                of          Derivative    (I)           Ownership
(Instr. 4)    cisable Date     Title       Shares      Security      (Instr. 5)    (Instr. 5)
____________  _______ _____    __________  ______      ________      ___________   ___________


Options       (1)    11/15/09 Common Stock   5,000      $0.117           D

Options       (1)    09/08/11 Common Stock  10,000      $0.325           D

Explanation of Responses:

(1)  Options become exercisable 20% on the first anniversary of the option grant (i.e., nine years from the option expiration date) and 20% on each of the next four anniversaries thereof.


                              ANNE KUBO                        April 27, 2001
                              _____________________________   ________________
                              Anne Kubo                            Date
                              **Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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